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                                                                    EXHIBIT 99.5

[LETTERHEAD OF CAMDEN NATIONAL CORPORATION APPEARS HERE]           [CAMDEN LOGO]

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For Immediate Release

December 20, 1999

CAMDEN NATIONAL CORPORATION ANNOUNCES ACQUISITION OF KSB BANCORP, INC.
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Camden, Maine - Camden National Corporation (AMEX:CAC) President and Chief
Executive Officer, Robert W. Daigle, announced that Camden has received all necessary regulatory and shareholder approvals for its acquisition of KSB Bancorp, Inc. (NASDAQ:KSBK), the parent company of Kingfield Savings Bank. The acquisition is scheduled to become effective as of the close of business today.

KSB Bancorp, Inc. had total assets and stockholders' equity of 179.3 million and $14.2 million, respectively, at June 30, 1999. In the transaction, KSB common stock will be converted to Camden common stock at a fixed exchange ratio of
1.136. Approximately [1.5] million shares of Camden common stock will be issued in the transaction, which will bring the total number of Camden shares outstanding to approximately [8.0] million. The acquisition is being accounted for as a pooling of interests.

Daigle commented, [**"We are extremely pleased to have finalized this acquisition within our expected timeframe." Daigle continued, "The combination of our two companies will provide our customers with a strong Maine-based banking company well positioned for further initiatives throughout the Northeast. This is a good match for both companies and we have worked well together to set the stage to move forward as a combined entity."**]

John C. Witherspoon, President and Chief Executive Officer of KSB stated,[** "We are pleased to join forces with Camden to produce a strong diversified commercial banking company. Our combined financial expertise and experience will provide our customers with the best financial services available in the market."**]

Camden National Corporation is a bank holding company headquartered in Camden, Maine. With this acquisition, Camden's subsidiary banks are Camden National Bank, United, Kingfield Savings Bank, United Bank and Trust Company of Maine. The Company offers a broad range of financial products and services, including deposit accounts and services; consumer, commercial and public sector loans; insurance; brokerage; and investment and trust services to individuals, businesses, and the public sector. To find out more about Camden and its products and services, please visit out website at www.camdennationl.com.